Exhibit 99.1

July 25, 2005

CONTACTS:

Investor Relations – Brenda J. Peters

Phone:

713/759-3954

Toll Free:

800/659-0059

Media Relations – Kathleen A. Sauvé

Phone:

713/759-3635

TEPPCO PARTNERS, L.P. REPORTS SECOND QUARTER AND

FIRST HALF 2005 RESULTS

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for second quarter 2005 of $42.2 million, or $0.45 per unit, compared with net income of $37.8 million, or $0.43 per unit, for second quarter 2004. Net income for the six months ended June 30, 2005, was $90.8 million, or $0.99 per unit, compared with $78.2 million, or $0.88 per unit, for the six months ended June 30, 2004.

Net income per unit for the 2005 periods reflects 7 million units issued during second quarter 2005. The weighted-average units outstanding for second quarter and six months ended June 30, 2005, was 66.6 million and 64.8 million, respectively, compared with 63 million for the corresponding 2004 periods.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $96.1 million for second quarter 2005, compared with $86.1 million for second quarter 2004. EBITDA was $195.5 million for the six months ended June 30, 2005, compared with $179 million in the prior year period.

“We are very pleased with our second quarter results, with double digit growth in both net income and EBITDA over a strong prior year quarter,” said Barry R. Pearl, president and chief executive officer of the general partner of TEPPCO. “We had strong

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performance in each of our business segments, with our midstream segment leading the way with increased volumes on the Jonah Gas Gathering System and on the Panola natural gas liquids system. Our downstream segment’s solid results benefited from increased propane deliveries, terminal service revenue and product exchange revenue. Our upstream segment also performed well, with increases in our South Texas system and Basin Pipeline transportation revenues.

“We remain confident in achieving results for 2005 within our previously stated EBITDA range of $375 million to $395 million, based on our strong overall performance for the first six months and our outlook for the remainder of the year,” added Pearl. “Our 2005 earnings per unit range is $1.75 to $1.95 per unit, which reflects the impact of 7 million units issued during second quarter 2005 and our recently announced cash distribution increase.”

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream Segment

The upstream segment includes crude oil transportation, storage, gathering and marketing activities; and distribution of lubrication oils and specialty chemicals.

Operating income for the upstream segment was $11.7 million for second quarter 2005, compared with $8.5 million for second quarter 2004. The increase was primarily attributable to a $3.8 million increase in operating margin as a result of increased transportation revenues on the South Texas and Basin systems, increased marketing margins on storage contracts, and unrealized gains related to mark-to-market treatment on contracts entered into in late 2004. These increases were partially offset by a $0.6 million increase in depreciation and amortization expense.

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For the six months ended June 30, 2005, operating income was $17 million, compared with $18.5 million for the corresponding 2004 period. The decrease resulted primarily from a $1.7 million increase in operating expenses due to higher labor, benefits and supplies expense, a $1.4 million decrease from favorable settlements of inventory imbalances in first quarter 2004, and a $1.1 million increase in depreciation and amortization expense. These decreases were partially offset by a $3.1 million increase in crude oil transportation margin from higher revenues on the South Texas, Basin and West Texas systems.

Equity earnings from the investment in Seaway Crude Pipeline were $8.2 million for second quarter 2005, compared with $12.1 million for second quarter 2004. For the six months ended June 30, 2005, equity earnings from Seaway were $14.3 million, compared with $19 million for the corresponding 2004 period. The decrease in equity earnings was due to decreased volumes attributable to reduced operating pressures following a pipeline release in May 2005, and higher gains on inventory sales and an inventory settlement in the 2004 period. Long-haul volumes on Seaway averaged 214,000 barrels per day for second quarter 2005, compared with 275,000 barrels per day for second quarter 2004, and 231,000 barrels per day for the six months ended June 30, 2005, compared with 253,000 barrels per day for the corresponding 2004 period.

Midstream Segment

The midstream segment includes natural gas gathering services, and storage, transportation and fractionation of natural gas liquids (NGLs).

Operating income for the midstream segment was $28.1 million for second quarter 2005, compared with $19.3 million for second quarter 2004. The increase resulted from a $4.7 million increase in operating revenues primarily due to higher natural gas gathering volumes on the Jonah system, higher NGL transportation volumes on the

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Panola system, and gains on the sale of excess NGLs and natural gas; a $2.9 million decrease in operating expenses due primarily to decreased gas settlement expenses,  pipeline maintenance expense primarily on Val Verde, and property taxes, partially offset by higher compensation expense; and a $1.3 million decrease in depreciation and amortization expense due to lower amortization expense primarily as a result of increased production estimates on Jonah, which extended the useful lives of the intangible assets.

For the six months ended June 30, 2005, operating income was $53.5 million, compared with $37.5 million for the corresponding 2004 period. The increase resulted from a $7.4 million increase in operating revenues primarily due to higher natural gas gathering volumes on the Jonah system, higher NGL transportation volumes on the Panola system, and gains on the sale of excess NGLs and natural gas; a $4.1 million decrease in operating expenses due primarily to decreased gas settlement expenses, pipeline maintenance expense primarily on Val Verde, and property taxes, partially offset by higher compensation expense; and a $4.3 million decrease in depreciation and amortization expense, due to the same factors noted for the second quarter.

Downstream Segment

The downstream segment includes the transportation and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

Downstream operating income was $14.9 million for second quarter 2005, compared with $14.6 million for second quarter 2004. The increase in operating income resulted from increased long-haul propane deliveries, terminaling service revenue and product exchange revenue, partially offset by lower distillate deliveries and increased depreciation expense.

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For the six months ended June 30, 2005, operating income was $46.5 million, compared with $40.3 million for the corresponding 2004 period. The increase in operating income was primarily due to a $4.2 million increase in LPG transportation revenue, a $2.9 million increase in refined products transportation revenue and $1.4 million lower pipeline integrity management expenses. These increases were partially offset by decreased propane inventory fees, increased compensation expense and increased depreciation expense.

Equity earnings from unconsolidated investments totaled $0.9 million for second quarter 2005, compared with an equity loss of $0.5 million for second quarter 2004. For the six months ended June 30, 2005, equity earnings from unconsolidated investments was break-even, compared with an equity loss of $1.8 million for the corresponding 2004 period.

Equity earnings from Mont Belvieu Storage Partners, L.P. totaled $1.4 million and $1.8 million during second quarter 2005 and 2004, respectively. Equity earnings from Mont Belvieu Storage Partners totaled $4 million and $4.4 million during the six months ended June 30, 2005, and 2004, respectively. The decrease in equity earnings during the 2005 periods was primarily due to higher depreciation and amortization expenses resulting from the acquisition of storage assets in April 2004, and higher pipeline maintenance and administrative services expense.

Equity losses from Centennial Pipeline totaled $0.5 million and $2.3 million during second quarter 2005 and 2004, respectively, and $4 million and $6.2 million during the six months ended June 30, 2005, and 2004, respectively. The decrease in equity loss during the 2005 periods was primarily due to higher transportation revenues and volumes, partially offset by higher transmix differentials.

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INTEREST EXPENSE

Second quarter 2005 interest expense – net was $21.6 million, including capitalized interest of $1.2 million. Interest expense – net was $16.4 million for second quarter 2004, including capitalized interest of $1.6 million. The increase in interest expense during second quarter 2005 was primarily due to $2 million of expense recognized on the cancellation of an interest rate lock agreement and higher short term floating interest rates on the revolving credit agreement. For the six months ended June 30, 2005, interest expense – net was $40.9 million, including capitalized interest of $2.3 million. Interest expense – net was $36 million for the six months ended June 30, 2004, including capitalized interest of $2.4 million. The increase in interest expense in the first six months of 2005 was primarily due to the factors noted for the second quarter, partially offset by lower percentage of fixed rate debt in 2005, which carried a higher rate of interest as compared with floating rates.

NON-GAAP FINANCIAL MEASURES

The Financial Highlights table accompanying this earnings release and other disclosures herein include references to EBITDA, which may be viewed as a non-GAAP (Generally Accepted Accounting Principles) measure under the rules of the Securities and Exchange Commission (SEC). We define EBITDA as net income plus interest expense – net, depreciation and amortization, and a pro rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included EBITDA as a supplemental disclosure because we believe EBITDA is used by our investors as a supplemental financial measure in the evaluation of our business. A reconciliation of EBITDA to net income is provided in the Financial Highlights table.

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We believe EBITDA provides useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance or as a measure of liquidity, including as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do.

Information in the accompanying Operating Data table includes margin of the upstream segment, which may be viewed as a non-GAAP financial measure under the rules of the SEC. Margin is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil. We believe margin is a more meaningful measure of financial performance than operating revenues and operating expenses due to the significant fluctuations in revenues and expenses caused by variations in the level of marketing activity and prices for products marketed. A reconciliation of margin to operating revenues and operating expenses is provided in the Operating Data table accompanying this earnings release.

TEPPCO will host a conference call related to earnings performance at 8 a.m. CT on Tuesday, July 26, 2005. Interested parties may listen live over the Internet or via telephone by dialing 800/289-0518, confirmation code 3901174. Please call in five to 10 minutes prior to the scheduled start time.

An audio replay of the conference call will also be available for seven days by dialing 888/203-1112, confirmation code 3901174. A replay and transcript will also be available by accessing the company’s Web site at www.teppco.com.

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TEPPCO Partners, L.P. is a publicly traded partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin Pipeline. Texas Eastern Products Pipeline Company, LLC, a wholly owned subsidiary of DFI GP Holdings L.P. (a privately owned partnership indirectly controlled by Dan L. Duncan), is the general partner of TEPPCO Partners, L.P. For more information, visit TEPPCO’s Web site at www.teppco.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

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TEPPCO Partners, L. P.

FINANCIAL HIGHLIGHTS

(Unaudited - In Millions, Except Per Unit Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004 (1)	2005	2004 (1)
Operating Revenues:
Sales of petroleum products	$1,963.6	$1,232.8	$3,350.9	$2,414.9
Transportation - Refined Products	37.8	39.0	72.8	69.9
Transportation - LPGs	14.5	13.7	46.7	42.5
Transportation - Crude oil	9.0	9.2	18.2	18.9
Transportation - NGLs	11.4	10.6	21.6	20.6
Gathering - Natural Gas	37.0	34.4	73.5	68.9
Other	17.1	14.9	33.3	36.9

Total Operating Revenues	2,090.4	1,354.6	3,617.0	2,672.6

Costs and Expenses:
Purchases of petroleum products	1,943.7	1,217.3	3,316.2	2,384.7
Operating expenses - general and administrative	54.2	57.6	109.7	114.5
Operating fuel and power	11.6	11.0	22.6	23.0
Depreciation and amortization	26.3	26.4	52.1	54.2
Gains on sales of assets	(0.1)	(0.1)	(0.6)	(0.1)

Total Costs and Expenses	2,035.7	1,312.2	3,500.0	2,576.3

Operating Income	54.7	42.4	117.0	96.3

Interest expense - net	(21.6)	(16.4)	(40.9)	(36.0)
Equity earnings (2)	9.1	11.6	14.3	17.2
Other income - net	—	0.2	0.4	0.7

Net Income	$42.2	$37.8	$90.8	$78.2

Net Income Allocation:
Limited Partner Unitholders	$29.7	$26.9	$64.2	$55.6
General Partner	12.5	10.9	26.6	22.6

Total Net Income Allocated	$42.2	$37.8	$90.8	$78.2

Basic Net Income Per Limited Partner Unit	$0.45	$0.43	$0.99	$0.88

Weighted Average Number of Limited Partner Units	66.6	63.0	64.8	63.0

(1)     Certain 2004 amounts have been reclassified to conform to current 2005 presentation.

(2)     EBITDA

Net Income	$42.2	$37.8	$90.8	$78.2
Interest expense - net	21.6	16.4	40.9	36.0
Depreciation and amortization (D&A)	26.3	26.4	52.1	54.2
TEPPCO's pro-rata percentage of joint venture interest expense and D&A	6.0	5.5	11.7	10.6
Total EBITDA	$96.1	$86.1	$195.5	$179.0

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

Three Months Ended June 30, 2005	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$63.4	$54.7	$1,973.0	$(0.7)	$2,090.4
Purchases of petroleum products	—	1.8	1,942.6	(0.7)	1,943.7
Operating expenses	38.7	12.0	15.1	—	65.8
Depreciation and amortization (D&A)	9.8	12.8	3.7	—	26.3
Gains on sales of assets	—	—	(0.1)	—	(0.1)

Operating Income	14.9	28.1	11.7	—	54.7

Equity earnings	0.9	—	8.2	—	9.1
Other - net	0.1	0.1	(0.2)	—	—

Income before interest	$15.9	$28.2	$19.7	$—	$63.8

Depreciation and amortization	9.8	12.8	3.7	—	26.3
TEPPCO's pro-rata percentage of joint venture interest expense and D&A	4.0	—	2.0	—	6.0

Total EBITDA	$29.7	$41.0	$25.4	$—	$96.1

Depreciation and amortization					(26.3)
Interest expense - net					(21.6)
TEPPCO's pro-rata percentage of joint venture interest expense and D&A					(6.0)

Net Income					$42.2

Three Months Ended June 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$62.4	$50.0	$1,242.9	$(0.7)	$1,354.6
Purchases of petroleum products	—	1.7	1,216.3	(0.7)	1,217.3
Operating expenses	38.6	14.9	15.1	—	68.6
Depreciation and amortization	9.2	14.1	3.1	—	26.4
Gains on sales of assets	—	—	(0.1)	—	(0.1)

Operating Income	14.6	19.3	8.5	—	42.4

Equity (loss) earnings	(0.5)	—	12.1	—	11.6
Other - net	0.2	—	—	—	0.2

Income before interest	$14.3	$19.3	$20.6	$—	$54.2

Depreciation and amortization	9.2	14.1	3.1	—	26.4
TEPPCO's pro-rata percentage of joint venture interest expense and D&A	3.8	—	1.7	—	5.5

Total EBITDA	$27.3	$33.4	$25.4	$—	$86.1

Depreciation and amortization					(26.4)
Interest expense - net					(16.4)
TEPPCO's pro-rata percentage of joint venture interest expense and D&A					(5.5)

Net Income					$37.8

Six Months Ended June 30, 2005	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$141.6	$107.6	$3,369.8	$(2.0)	$3,617.0
Purchases of petroleum products	—	3.2	3,315.0	(2.0)	3,316.2
Operating expenses	75.8	25.8	30.7	—	132.3
Depreciation and amortization (D&A)	19.4	25.5	7.2	—	52.1
Gains on sales of assets	(0.1)	(0.4)	(0.1)	—	(0.6)

Operating Income	46.5	53.5	17.0	—	117.0

Equity earnings	—	—	14.3	—	14.3
Other - net	0.3	0.1	—	—	0.4

Income before interest	$46.8	$53.6	$31.3	$—	$131.7

Depreciation and amortization	19.4	25.5	7.2	—	52.1
TEPPCO's pro-rata percentage of joint venture interest expense and D&A	8.1	—	3.6	—	11.7

Total EBITDA	$74.3	$79.1	$42.1	$—	$195.5

Depreciation and amortization					(52.1)
Interest expense - net					(40.9)
TEPPCO's pro-rata percentage of joint venture interest expense and D&A					(11.7)

Net Income					$90.8

Six Months Ended June 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$137.2	$100.2	$2,437.3	$(2.1)	$2,672.6
Purchases of petroleum products	—	3.0	2,383.8	(2.1)	2,384.7
Operating expenses	78.6	29.9	29.0	—	137.5
Depreciation and amortization	18.3	29.8	6.1	—	54.2
Gains on sales of assets	—	—	(0.1)	—	(0.1)

Operating Income	40.3	37.5	18.5	—	96.3

Equity (loss) earnings	(1.8)	—	19.0	—	17.2
Other - net	0.5	—	0.2	—	0.7

Income before interest	$39.0	$37.5	$37.7	$—	$114.2

Depreciation and amortization	18.3	29.8	6.1	—	54.2
TEPPCO's pro-rata percentage of joint venture interest expense and D&A	7.3	—	3.3	—	10.6

Total EBITDA	$64.6	$67.3	$47.1	$—	$179.0

Depreciation and amortization					(54.2)
Interest expense - net					(36.0)
TEPPCO's pro-rata percentage of joint venture interest expense and D&A					(10.6)

Net Income					$78.2

TEPPCO Partners, L. P.

Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Six Months Ended June 30,
	2005	2004
Cash Flows from Operating Activities
Net income	$90.8	$78.2
Gains on sales of assets	(0.6)	(0.1)
Depreciation, working capital and other	(65.6)	53.9

Net Cash Provided by Operating Activities	24.6	132.0

Cash Flows from Investing Activities:
Proceeds from asset sales	0.5	0.1
Acquisition of assets	(42.5)	(3.0)
Investments in Centennial Pipeline LLC	—	(1.5)
Investments in Mont Belvieu Storage Partners, L.P.	(1.1)	(17.2)
Capital expenditures (1)	(82.9)	(60.3)

Net Cash Used in Investing Activities	(126.0)	(81.9)

Cash Flows from Financing Activities:
Proceeds from revolving credit facilities	299.3	149.8
Repayments on revolving credit facilities	(374.3)	(99.8)
Proceeds from issuance of LP units, net	278.8	—
Distributions paid	(117.3)	(115.7)

Net Cash Provided by (Used in) Financing Activities	86.5	(65.7)

Decrease in Cash and Cash Equivalents	(14.9)	(15.6)
Cash and Cash Equivalents – beginning of period	16.4	29.5

Cash and Cash Equivalents – end of period	$1.5	$13.9

Supplemental Information:
Non-cash investing activities:
Interest paid (net of capitalized interest)	$41.1	$41.2

(1)           Includes capital expenditures for maintaining existing operations of $19.9 million in 2005, and $17 million in 2004.

TEPPCO Partners, L. P.

Condensed Balance Sheets (Unaudited)

(In Millions)

	June 30, 2005	December 31, 2004

Assets
Current assets
Cash and cash equivalents	$1.5	$16.4
Other	847.1	628.2

Total current assets	848.6	644.6

Property, plant and equipment - net	1,789.9	1,703.7
Intangible assets (1)	393.3	407.4
Equity investments	373.0	373.7
Other assets	75.7	68.3

Total assets	$3,480.5	$3,197.7

Liabilities and Partners' Capital

Total current liabilities	$786.6	$682.4

Senior Notes (2)	1,129.4	1,127.2
Other long-term debt	278.0	353.0
Other non-current liabilities	12.7	13.7
Partners' capital
General partner's interest (3)	(40.3)	(33.0)
Limited partners' interests	1,314.1	1,054.4

Total partners' capital	1,273.8	1,021.4

Total liabilities and partners' capital	$3,480.5	$3,197.7

(1)     Includes the value of long-term service agreements between TEPPCO and its customers.

(2)     Includes $42 million and $40 million at June 30, 2005, and Dec. 31, 2004, respectively related to fair value hedges.

(3)     Amount does not represent a commitment by the General Partner to make a contribution to TEPPCO.

TEPPCO Partners, L. P.

OPERATING DATA

(Unaudited - In Millions, Except as Noted)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Downstream Segment:
Barrels Delivered
Refined Products	42.1	41.9	80.7	74.5
LPGs	7.9	8.8	22.7	22.0

Total	50.0	50.7	103.4	96.5

Average Tariff Per Barrel
Refined Products	$0.90	$0.93	$0.90	$0.94
LPGs	1.84	1.56	2.06	1.93

Average System Tariff Per Barrel	$1.05	$1.04	$1.16	$1.17

Upstream Segment:
Margins:
Crude oil transportation	$15.2	$13.3	$29.4	$26.3
Crude oil marketing	9.0	6.9	12.5	12.6
Crude oil terminaling	1.8	2.2	4.3	5.0
LSI	1.7	1.5	3.4	3.0
Total Margin	$27.7	$23.9	$49.6	$46.9

Reconciliation of Margin to Operating
Revenue and Operating Expenses:

Sales of petroleum products	$1,961.3	$1,231.0	$3,346.4	$2,411.8
Transportation - Crude oil	9.0	9.2	18.2	18.9
Purchases of petroleum products	(1,942.6)	(1,216.3)	(3,315.0)	(2,383.8)
Total Margin	$27.7	$23.9	$49.6	$46.9

Total barrels
Crude oil transportation	23.8	24.7	47.5	50.8
Crude oil marketing	48.9	42.3	93.2	87.9
Crude oil terminaling	21.3	27.8	48.4	60.9

Lubrication oil volume (total gallons):	3.2	2.9	7.3	6.4

Margin per barrel:
Crude oil transportation	$0.638	$0.538	$0.618	$0.519
Crude oil marketing	0.185	0.163	0.135	0.143
Crude oil terminaling	0.087	0.081	0.087	0.082

Lubrication oil margin (per gallon):	$0.532	$0.510	$0.469	$0.467

Midstream Segment:
Gathering - Natural Gas - Jonah
Bcf	99.0	83.5	196.4	167.4
Btu (in trillions)	109.5	92.4	216.8	185.3

Average fee per MMBtu	$0.189	$0.197	$0.189	$0.198

Gathering - Natural Gas - Val Verde
Bcf	44.6	36.0	87.9	71.5
Btu (in trillions)	39.5	30.4	77.5	60.2

Average fee per MMBtu	$0.411	$0.533	$0.420	$0.537

Transportation - NGLs
Total barrels	15.5	15.5	29.4	30.1
Margin per barrel	$0.733	$0.684	$0.735	$0.683

Fractionation - NGLs
Total barrels	1.1	1.0	2.2	2.1
Margin per barrel	$1.820	$1.867	$1.732	$1.771

Sales - Condensate
Total barrels (thousands)	13.3	17.9	41.2	59.7
Margin per barrel	$53.24	$37.17	$49.77	$34.61

TEPPCO Partners, L.P.

Earnings Estimate 2005

Net Income	$165 million - $185 million

Basic Net Income Per Limited Partner Unit	$1.75 - $1.95

Interest Expense, net	$82 million

Depreciation and Amortization Expense (D&A)	$104 million

TEPPCO's Pro-rata Percentage of Joint Venture Interest Expense and D&A	$24 million

EBITDA	$375 million - $395 million